ATS Corporation Announces CEO Transition Plan

-- Current Executive Vice President and Chief Operating Officer, Sidney Fuchs Elected President and CEO Effective January 1, 2011 and Appointed Director Effective October 19, 2010

-- Dr. Edward Bersoff Continues as Chairman

MCLEAN, Va., Oct. 19 /PRNewswire-FirstCall/ -- ATS Corporation ("ATSC" or the "Company") (NYSE Amex: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced that the Company has elected Sidney E. Fuchs to serve as President and Chief Executive Officer, beginning January 1, 2011.  Mr. Fuchs has also been appointed to the Company's board of directors, effective October 19, 2010.  Dr. Edward H. Bersoff will transition from his current management role in the Company beginning January 1, 2011 but will continue his service as Chairman of the Board after Mr. Fuchs takes office.

Mr. Fuchs is currently the Company's Executive Vice President and Chief Operating Officer, having served in that role since April 2010.  Before joining ATSC, Mr. Fuchs was the President and Chief Executive Officer of OAO Technology Solutions ("OAOT"), a global provider of information technology services to commercial and government customers that was sold in January of this year to Platinum Equity, a private equity firm with over $27 billion in aggregate portfolio company revenue. Prior to OAOT, he was the President of Northrop Grumman's Information Technology's Civilian Agencies Group, a $1.4 billion unit delivering IT services to the healthcare, homeland security, public safety and federal civilian markets. Prior to this position, he was the President and Chief Executive Officer of TASC Inc., at the time a Northrop subsidiary providing systems engineering expertise to the intelligence, aerospace and defense markets, which grew organically from $450 million to over $1.2 billion during his tenure. In addition, he has held other management positions at Rational Software, Oracle Corporation and Digital Equipment Corporation. Earlier in his career, he was a Central Intelligence Agency officer and he served in various operations, engineering, and management roles worldwide. In 2008, the Undersecretary of Defense for Intelligence appointed Mr. Fuchs to the Defense Science Board as a member of the Permanent Task Force on Intelligence. Upon nomination by the White House in 2002, he was appointed by the Secretary of Defense to the National Defense University ("NDU") Board of Visitors and in 2003 was named an NDU Distinguished Visiting Fellow.  In August of 2010, he was commissioned by Commonwealth of Virginia Governor Robert F. McDonnell to the Global Strategies Council of the Southern Growth Policies Board, an organization that serves as the southern states advocate for all aspects of state-level international economic development.

In announcing the transition plan, Dr. Bersoff said, "The board and I are extremely pleased to name Sid as President and CEO.  Sid quickly integrated into the executive ranks since joining ATSC in April of this year and has made great strides in a short period to accelerate the pace to further position ATSC as a leader in our industry.  His exceptionally strong track record in building organizations both within our core competencies and in other areas that can provide new avenues of expansion will bring tremendous value to ATSC in achieving our strategic growth plans."

The appointment of Mr. Fuchs and the transition of Dr. Bersoff to Chairman of the Board is consistent with the Company's long-term management succession plan. "The move demonstrates the confidence we have in ATSC's performance under Sid's leadership and I look forward to continuing to work with him to ensure a seamless transition," added Dr. Bersoff.

Commenting on his new responsibilities, Mr. Fuchs said, "I am pleased to accept the opportunity to continue to grow ATSC in this new role.  I want to thank Dr. Bersoff for his tremendous achievements over the last four years at ATSC in setting a vision to become an IT services industry leader, recruiting a highly experienced management team that I was fortunate to become a part of, acquiring and integrating several companies to broaden our capabilities and growth prospects, and establishing the foundation that transformed our complex Special Purpose Acquisition Corporation heritage into what is now a fully integrated operation poised for growth and publicly traded on a national stock exchange.  I am excited about our future and committed to continuing service to our customers, employees, and shareholders."

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing, training and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2010. In addition, the forward-looking statements included in this press release represent our views as of October 19, 2010. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to October 19, 2010.

Additional information about ATSC may be found at www.atsc.com.

CONTACT: Penny Parker, Corporate Communications Manager, ATS Corporation, +1-571-766-2400